Exhibit 99.1

BHM Discretionary Futures Fund L.P. Annual Report (Unaudited) December 31, 2010 CERES MANAGED FUTURES LLC

BHM Discretionary Futures Fund L.P.

Statement of Financial Condition

December 31, 2010

(Unaudited)

2010
Assets:
Investment in Trading Company, at fair value (Note 1)	$25,240,501
Subscriptions receivable	32,140,809

Total assets	$57,381,310

Liabilities and Partners’ Capital
Liabilities:
Accrued expenses:
Offering costs (Note 6)	$80,756

Total liabilities	80,756

Partners’ Capital: (Notes 1 and 5)
General Partner, 562.789 unit equivalents outstanding at December 31, 2010	608,724
Limited Partners, 52,488.504 Redeemable Units outstanding at December 31, 2010	56,691,830

Total partners’ capital	57,300,554

Total liabilities and partners’ capital	$57,381,310

Net asset value per redeemable unit	$1,078.16

See accompanying notes to financial statements.

BHM Discretionary Futures Fund L.P.

Statement of Income and Expenses

for the period November 1, 2010

(commencement of trading operations)

to December 31, 2010

(Unaudited)

2010
Income:
Net realized gains (losses) on closed contracts allocated from Trading Company	$277,758
Change in net unrealized gains (losses) on open contracts allocated from Trading Company	2,568,018
Interest income allocated from Trading Company	106
Expenses allocated from Trading Company	(609,066)

Total income (loss)	2,236,816

Expenses:
Ongoing placement agent fees	68,012
Administrative fees	22,671
Offering costs	96,931
Other	5,667

Total expenses	193,281

Net income (loss)	$2,043,535

Net income (loss) per unit (Notes 1 and 7)	$78.16

Weighted average units outstanding	28,563.5675

See accompanying notes to financial statements.

BHM Discretionary Futures Fund L.P.

Statement of Changes in Partners’ Capital

for the period November 1, 2010

(commencement of trading operations)

to December 31, 2010

(Unaudited)

	Limited Partners	General Partner	Total
Initial capital contributions, 4,075.842 Units of Limited Partnership Interest and General Partner’s contribution representing 60.000 unit equivalents	$4,075,842	$60,000	$4,135,842
Subscriptions of 48,412.662 Redeemable Units and 502.789 General Partner unit equivalents	50,596,177	525,000	51,121,177
Net income (loss)	2,019,811	23,724	2,043,535

Partners’ Capital at December 31, 2010	$56,691,830	$608,724	$57,300,554

Net asset value per redeemable unit:
2010: $ 1,078.16

See accompanying notes to financial statements.

BHM Discretionary Futures Fund L.P.

Notes to Financial Statements

December 31, 2010

(Unaudited)

1.	Partnership Organization:

BHM Discretionary Futures Fund L.P. (the “Partnership”) is a limited partnership organized on August 23, 2010 under the partnership laws of the State of Delaware to engage, directly or indirectly, in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk. The Partnership was authorized to sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”) during its initial offering period.

In 2009, Morgan Stanley and Citigroup Inc. combined certain assets of the Global Wealth Management Group of Morgan Stanley & Co. Incorporated including Demeter Management LLC (“Demeter”) and the Smith Barney division of Citigroup Global Markets Inc., into a new joint venture, Morgan Stanley Smith Barney Holdings LLC (“MSSBH”). As part of that transaction, Ceres Managed Futures LLC and Demeter were contributed to MSSB, and each became a wholly-owned subsidiary of MSSBH.

Effective December 1, 2010, together with the unanimous support of the Boards of Directors of Demeter and Ceres, has combined the assets of Demeter and Ceres into a single commodity pool operator, Ceres. Ceres will continue to be wholly-owned by MSSBH and will act as the general partner for the Partnerships.

The non-clearing broker is Morgan Stanley Smith Barney LLC (“MSSB”) as of May 1, 2010, the principal subsidiary of MSSBH. The clearing commodity brokers are Morgan Stanley Smith Barney & Co. Incorporated (“MS&CO.”) and Morgan Stanley & Co. International plc (“MSIP”).

On November 1, 2010, the Partnership allocated substantially all of its capital to the Morgan Stanley Smith Barney BHM I, L.L.C., (the “Trading Company”) a limited liability company organized under the Delaware Limited Liability Company Law. The Partnership purchased 4,113.0950 units of the Trading Company with cash equal to $4,113,095. The Trading Company was formed in order to permit accounts managed by Blenheim Capital Management LLC (“Blenheim” or the “Advisor”) using Blenheim’s Global Markets Strategy- Futures/FX program (“GMS”), a proprietary, systematic trading program, to invest together in one trading vehicle. The General Partner is also the general partner of the Trading Company. Individual and pooled accounts currently managed by the Advisor, including the Partnership, are permitted to be limited partners of the Trading Company. The General Partner and the Advisor believe that trading through this master/feeder structure promotes efficiency and economy in the trading process. Expenses to investors as a result of the investment in the Trading Company are approximately the same and redemption rights are not affected.

The financial statements of the Trading Company, including the Condensed Schedule of Investments are contained elsewhere in this report and, should be read together with the Partnership’s financial statements.

As of December 31, 2010, the Partnership owned approximately 14.3% of the Trading Company. The Partnership intends to continue to invest substantially all of its assets in the Trading Company. The performance of the Partnership is directly affected by the performance of the Trading Company.

The General Partner and each limited partner of the Partnership (each a “Limited Partner”) share in the profits and losses of the Partnership in proportion to the amount of partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of its capital contribution and profits, if any, net of distributions.

The Partnership will be liquidated upon certain circumstances as defined in the Limited Partnership Agreement of the Partnership (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and

BHM Discretionary Futures Fund L.P.

Notes to Financial Statements

December 31, 2010

(Unaudited)

liabilities in the financial statements and accompanying notes. In making these estimates and assumptions, management has considered the effects, if any, of events occurring after the date of the Partnership’s Statement of Financial Condition through the date the financial statements were filed. Actual results, could differ from these estimates.

b.	Statement of Cash Flows. The Partnership is not required to provide a Statement of Cash Flows.

c.	Partnership’s Investments. The Partnership values its investment in the Trading Company at its net asset value per unit as calculated by the Trading Company. The Trading Company values its investments as described in note 2 of the Trading Company’s notes to the annual financial statements as of December 31, 2010.

Partnership’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Partnership’s Level 1 assets and liabilities are actively trading.

GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Partnership’s Level 2 assets and liabilities.

In 2010, the Partnership adopted amendments to Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, which require entities to separately present purchases, sales, issuances, and settlements in their reconciliation of Level 3 fair value measurements (i.e. to present such items on a gross basis rather than on a net basis), and which clarifies existing disclosure requirements regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy. These amendments to ASC 820 are effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of the amendments to ASC 820 had no effect on the Partnership’s financial statements disclosures.

The Partnership values investments in the Trading Company where there are no other rights or obligations inherent within the ownership interest held by the Partnership based on the end of the day net asset value of the Trading Company (Level 2). The value of the Partnership’s investments in the Trading Company reflects its proportional interest in the Trading Company. As of and for the period ended December 31, 2010, the Partnership did not hold any derivative instruments that are based on unadjusted quoted prices in active markets for identical assets (Level 1) or priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

	12/31/2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment in Trading Company	$25,240,501	$—	$25,240,501	$—

Total fair value	$25,240,501	$—	$25,240,501	$—

Trading Company’s Investments and Fair Value Measurements. For disclosures regarding the Trading Company’s investments and fair value measurements, see Note 2, “Accounting Policies”, on the attached Trading Company’s financial statements.

BHM Discretionary Futures Fund L.P.

Notes to Financial Statements

December 31, 2010

(Unaudited)

d.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Partnership’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Partnership’s financial statements.

The Partnership files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. In general the statute of limitations of the Partnership’s U.S. federal tax returns remains open three years after a tax return is filed. The statutes of limitations on the Partnership’s state and local tax returns may remain open for an additional year depending upon the jurisdiction. Management does not believe that there are any uncertain tax positions that require recognition of a tax liability.

e.	Subsequent Events. Management of the Partnership evaluates events that occur after the balance sheet date but before financial statements are filed. Management has assessed the subsequent events through the date of filing and has determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

f.	Net Income (Loss) per Unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 7, “Financial Highlights”.

3.	Agreements:

Limited Partnership Agreement:

The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership. The General Partner has agreed to make capital contributions, if necessary, so that its general partnership interest will be equal to approximately 1% of the net assets of the Partnership. The Partnership will pay the General Partner a monthly administrative fee in return for its services to the Partnership equal to 1/12 of 1% (1.0% per year) of the Net Assets of the Partnership at the beginning of each month. Net Assets, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement.

The Partnership will pay the Morgan Stanley Smith Barney LLC (the “Placement Agent”) ongoing compensation on a monthly basis equal to 1/12th of 3.0% (3.0% per year) of the Net Assets of the Partnership as of the beginning of each month. The General Partner may elect to offer a class of units available only to employees of Morgan Stanley Smith Barney. Such Class of units will not be subject to any ongoing Placement Agent fees.

The Partnership will pay the ongoing administrative, operating, offering and organizational expenses of the Partnership and the Trading Company as such expenses are incurred, not to exceed 0.25% annually of the Net Assets of the Partnership. To the extent that such ongoing administrative, operating, offering and organizational expenses exceed 0.25% annually of the Net Assets of the Partnership, the General Partner or Morgan Stanley Smith Barney will pay such expenses.

All management and incentive are borne by the Trading Company.

4.	Trading Activities:

The Partnership’s pro-rata share of the results of the Trading Company’s trading activities are shown in the Statement of Income and Expenses.

BHM Discretionary Futures Fund L.P.

Notes to Financial Statements

December 31, 2010

(Unaudited)

The Partnership, in the normal course of business, enter various contracts with MSSB, MS&Co., and MSIP acting as their commodity brokers. Pursuant to the brokerage agreement with MSSB, MS&Co., gives the Partnership and the Trading Company, respectively, the legal right to net unrealized gains and losses on open futures and forward contracts. The Trading Company nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition.

Brokerage fees are calculated as a percentage of the Partnership’s net asset value on the first day of each month.

For disclosures regarding the Trading Company’s trading activities, see Note 4, “Trading Activities”, on the attached Trading Company’s financial statements.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. A limited partner may require the Partnership to redeem their Redeemable Units at their net asset value per Redeemable Unit as of the last day of any month. A request for redemption must be received in writing by the General Partner at least three business days prior to the end of such month. There is no fee charged to limited partners in connection with redemptions.

6.	Offering and Organization Costs:

Offering and organization costs of $96,931 relating to the issuance and marketing of the Partnership’s Redeemable Units offered were initially paid by the MS&Co. These costs have been recorded as due to MS&Co. in the Statement of Financial Condition. These costs are being reimbursed to MS&Co. by the Partnership in twelve monthly installments.

As of December 31, 2010, $16,175 of these costs have been reimbursed to MS&Co by the Partnership. The remaining liability for these costs due to MS&Co of $80,756 will not reduce net asset value per Redeemable Unit for any purpose other than financial reporting, including calculation of advisory and brokerage fees and the redemption value of Redeemable Units.

BHM Discretionary Futures Fund L.P.

Notes to Financial Statements

December 31, 2010

(Unaudited)

7.	Financial Highlights:

Changes in the net asset value per unit for the period November 1, 2010 (commencement of trading operations) to December 31, 2010 were as follows:

2010
Net realized and unrealized gains (losses)*	$113.24
Expenses**	(29.39)

Increase (decrease) for the period	83.85
Net asset value per Redeemable Unit, beginning of period	1,000.00
Offering cost adjustment	(5.69)

Net asset value per Redeemable Unit, end of period	$1,078.16

Redemption/subscription value per Redeemable Unit versus net asset value per Redeemable Unit	3.46

Redemption/subscription value per Redeemable Unit, end of period***	$1,081.62

*	Includes brokerage fees.
**	Excludes brokerage fees.
***	For the purpose of a redemption/subscription, any remaining accrued liability for reimbursement of offering costs will also not reduce redemption/subscription net asset value per redeemable unit.

	2010
Ratios to average net assets:****
Net investment income (loss)	(6.5	)%*****

Total expenses	6.5%

Total return:
Total return after incentive fees	7.8%

****	Rations to average net assets, with the exception of organizational costs are annualized.
*****	Annualized, except for organizational costs.

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

BHM Discretionary Futures Fund L.P.

Notes to Financial Statements

December 31, 2010

(Unaudited)

8.	Financial Instrument Risks:

In the normal course of business, the Partnership, through its investment in the Trading Company, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Partnership/Trading Company due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Partnership/Trading Company is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Partnership’s/Trading Company’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Partnership’s/Trading Company’s risk of loss is reduced through the use of legally enforceable Trading Company netting agreements with counterparties that permit the Partnership/Trading Company to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Partnership/Trading Company has credit risk and concentration risk as the sole counterparty or broker with respect to the Partnership’s/Trading Company’s assets is MSSB or a MSSB affiliate. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MSSB, the Partnership’s/Trading Company’s counterparty is an exchange or clearing organization.

As both a buyer and seller of options, the Partnership/Trading Company pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership/Trading Company to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Partnership/Trading Company does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Partnership’s/Trading Company’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Trading Company may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Partnership’s/Trading Company’s business, these instruments may not be held to maturity.